[LETTERHEAD OF SOMEKH CHAIKIN]

Tel-Aviv, March 3, 1998

Auditor's Report to the Partners of
Gemini Israel Fund L.P.

We have audited the accompanying balance sheets of Gemini Israel Fund L.P. as of December 31, 1997 and December 31, 1996, statements of income, changes in partners capital and cash flows for each of the three years the last of which ended on December 31, 1997, translated into U.S. dollars. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards, including those prescribed by the Israel Auditors' Regulations (Auditors' Mode of Performance). These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gemini Israel Fund as of December 31, 1997 and December 31, 1996, the results of its operations, changes in its partners capital and cash flows for each of the three years the last of which ended December 31, 1997 in conformity with accounting principles generally accepted in the United States on the basis detailed in Note 2A to the financial statements.

As explained in Note 2, the financial statements include investments valued at U.S. dollars 37,644 thousand (previous year - U.S. dollars 20,733 thousand) (95% of partners capital at balance sheet date, previous year -75%) whose values have been estimated by the Limited Partnership's general partner in the absence of readily ascertainable market values. We have reviewed the procedures used by the general partner in arriving at its estimate of value of such investments and have inspected underlying documentation and in the circumstances we believe the procedures are reasonable and the documentation appropriate. However, because of the inherent uncertainty of valuation these estimated values may differ significantly from the values that would have been used, had a ready market for the investments existed and the differences could be material.

/s/ Somekh Chaikin

Somekh Chaikin
Certified Public Accountants